Exhibit 10.8 Compass Minerals 9900 W. 109th Street, Suite 100 Overland Park, KS 66210 www.compassminerals.com 913-344-9200

November 11, 2014

Mr. Matthew Foulston
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Dear Matthew,

I am pleased to confirm that Compass Minerals (CMP) wishes to invite you to join our leadership team, by making you this offer of employment.  If you accept this offer, your title will be Chief Financial Officer.  You will begin work on December 2, 2014.  This position will report to me.  The position will be located at our corporate office in Overland Park, Kansas.

Chief Financial Officer is a full-time exempt position.  Your annual starting salary will be $450,000.00.  In addition to your base salary, you will eligible to participate in the CMP Management Annual Incentive Plan (MAIP) for 2015 with a targeted bonus equal 65% of your base salary.  You will also be eligible to participate in the CMP Long Term Incentive Plan (LTIP) starting in 2015 (granted in March of each year) subject to board approval.  For your position the target is 130% of your base salary.

As a sign-on incentive, you will receive a one-time grant of restricted stock units (RSUs) worth $300,000.00.  These RSUs will be subject to the standard performance hurdle and one year cliff vesting term.  You will also receive a one-time cash payment of $300,000.00.  This payment will be delivered on the first full payroll check, subject to normal withholding, issued to you after joining CMP.  If your employment with CMP should terminate before December 1, 2015, then you shall repay CMP a percentage of the cash payment equal to the pro-rated time worked from December 1, 2014, until your termination date.

To facilitate your relocation to the Kansas City area, you are eligible for our Executive Relocation benefit.  Please note that this does not include any buy-out option of your current home or home equity loss guarantee.  A copy of the relocation plan will be provided to you.  In addition, you will be provided with a one-time payment of $20,000, subject to normal withholding, to help with travel needs above and beyond the normal Executive relocation benefit.

Effective on your hire, you will be eligible for four weeks (20 days) of paid vacation annually.

You will also be offered a Change in Control Agreement and required to sign a Restrictive Covenant Agreement in the forms enclosed, along with other standard employment documents applicable to other CMP employees.

Exhibit 10.8 Compass Minerals 9900 W. 109th Street, Suite 100 Overland Park, KS 66210 www.compassminerals.com 913-344-9200

As we discussed, CMP does not offer formal severance agreements.  With that in mind, should your employment with CMP be involuntarily terminated for any reason, other than for cause, your applicable severance benefits would be dictated by the CMP Severance Guidelines.  The benefit applicable to your level includes COBRA medical coverage, pro-rata current year MAIP paid at target, outplacement support and a minimum severance payment of 39 weeks base salary.

Enclosed you will also find a benefit packet to familiarize you with benefits that are available to you and your family once you join CMP. In addition you shall be entitled to an annual executive physical which you can schedule through CMP.  You shall also be eligible to participate in the Executive Disability Plan.

This offer of employment is conditional upon the verification of a satisfactory background investigation, verification of your authorization to work in the U.S., satisfactorily passing a drug screen, and the execution of the Restrictive Covenant Agreement.

The Immigration and Control Act of 1986 requires employers to verify that every new hire is either a U.S. citizen or eligible to be employed in this country.  We are required to examine and will copy any one of the following:   US passport, certification of U.S. citizenship or naturalization, a valid foreign passport authorizing U.S. employment, a resident alien card containing employment, a resident alien card containing employment authorization, or other document designated by the Immigration and Naturalization Service.

Alternatively, verification can be accomplished by providing two forms of documentation one which established identity and one, which establishes employment eligibility.  Examples of documents, which show employment eligibility:  Social Security card or birth certificate; and examples, which are proof of identity:  driver’s license or other state issued card, which contain photograph or other identifying information.  The above documentation must be presented prior to commencing employment.  Please bring the appropriate items on your start date.

Please sign the duplicate copy of this letter, acknowledging your acceptance and anticipated employment date, and complete the enclosed Application for Employment, and return to me by November 14, 2014.

I look forward to you joining Compass Minerals.

Sincerely,

/s/ Fran Malecha

Fran Malecha
President and CEO

Exhibit 10.8 Compass Minerals 9900 W. 109th Street, Suite 100 Overland Park, KS 66210 www.compassminerals.com 913-344-9200

By signing this letter below, you understand and agree that your employment with the company is at-will.  That is, your employment is not for any specified duration and you or the Company may terminate it, at any time, with or without cause and without notice.

/s/ MJ Foulston	11/17/14	Employment date: December 2, 2014
Matthew Foulston	Date